As filed with the Securities and Exchange Commission on March 11, 2013

Registration No. 333-182774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONLINE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1623052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4795 Meadow Wood Lane

Chantilly, Virginia 20151

(703) 653-3100

(Address of Principal Executive Offices)

Online Resources Corporation Amended and Restated 2005 Restricted Stock and Option Plan

(Full title of the plan)

Joseph L. Cowan

President and Chief Executive Officer

Online Resources Corporation

4795 Meadow Wood Lane

Chantilly, Virginia 20151

(703) 653-3100

With a copy to:

Robert A. Profusek, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

Telephone: (212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the registration statement of Online Resources Corporation (the “Company”) on Form S-8 (File No. 333-182774) filed with the Securities and Exchange Commission on July 20, 2012 (the “Registration Statement), which registered 3,805,858 shares of Company common stock, par value $0.0001 per share, under the Online Resources Corporation Amended and Restated 2005 Restricted Stock and Option Plan.

On March 11, 2013, pursuant to that Transaction Agreement, dated January 30, 2013, by and among the Company, ACI Worldwide, Inc., a Delaware corporation (“ACI”), and Ocelot Acquisition Corp., a Delaware Corporation and a direct wholly owned subsidiary of ACI (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of ACI.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on March 11, 2013.

ONLINE RESOURCES CORPORATION

By:	/s/ Joseph L. Cowan
	Name:	Joseph L. Cowan
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated:

/s/ Joseph L. Cowan	President and Chief Executive Officer (Principal Executive Officer)	March 11, 2013
Joseph L. Cowan

/s/ Joseph L. Cowan	Chief Financial Officer (Interim Principal Financial Officer and Accounting Officer)	March 11, 2013
Joseph L. Cowan

/s/ Dennis P. Byrnes	Director	March 11, 2013
Dennis P. Byrnes

/s/ Craig Maki	Director	March 11, 2013
Craig Maki